Execution Copy


                           SECOND AMENDED AND RESTATED
                              GAS PURCHASE CONTRACT


                                     BETWEEN


                            PARAMOUNT RESOURCES LTD.


                                       AND


                          SELKIRK COGEN PARTNERS, L.P.

                             Dated as of May 6, 1998





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                                TABLE OF CONTENTS




ARTICLE 1.           DEFINITION OF TERMS.......................................3

ARTICLE 2.           CONTRACT QUANTITIES; DELIVERIES..........................10

ARTICLE 3.           DELIVERY POINT...........................................12

ARTICLE 4.           DELIVERY PRESSURE........................................12

ARTICLE 5.           COMMENCEMENT OF SALES AND DELIVERIES.....................12

ARTICLE 6.           TERM OF CONTRACT.........................................13

ARTICLE 7.           PRICE....................................................16

ARTICLE 8.           BILLINGS AND PAYMENTS....................................20

ARTICLE 9.           QUALITY..................................................22

ARTICLE 10.          MEASUREMENT OF GAS.......................................23

ARTICLE 11.          POSSESSION AND TITLE.....................................23

ARTICLE 12.          SELLER'S REPRESENTATIONS AND WARRANTIES..................23

ARTICLE 13.          SELLER'S RESERVATIONS....................................26

ARTICLE 14.          ASSURANCES OF GAS SUPPLY; SUBSTITUTE GAS SUPPLY..........29

ARTICLE 15.          LIABILITIES AND LIMITATION OF LIABILITIES................42

ARTICLE 16.          FORCE MAJEURE............................................44

ARTICLE 17.          LAWS AND REGULATORY BODIES...............................46

ARTICLE 18.          TRANSFER AND ASSIGNMENT..................................46

ARTICLE 19.          MISCELLANEOUS PROVISIONS.................................47

ARTICLE 20.          ARBITRATION..............................................50

ARTICLE 21.          NONRECOURSE OBLIGATION OF JOINT VENTURE..................51

ARTICLE 22.          MATERIAL BREACH; REMEDIES................................52


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                                LIST OF EXHIBITS





         Exhibit A  -  Summary of Lands to be Dedicated with Reserve Summaries

         Exhibit B  -  Guarantee

         Exhibit C  -  Indemnity

         Exhibit D  -  Letter of Credit

         Exhibit E  -  Form of New Contract




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                SECOND AMENDED AND RESTATED GAS PURCHASE CONTRACT


          This Second Amended and Restated Gas Purchase Contract is dated the 6th day of May, 1998, by and between Paramount Resources Ltd., a Canadian corporation, herein called the "Seller," and Selkirk Cogen Partners, L.P., a Delaware limited partnership, herein called the "Buyer," pursuant to the following recitals and representations:


                               W I T N E S S E T H


          WHEREAS, Seller is engaged in the production of gas in Canada and the marketing of such gas to others; and


          WHEREAS, Buyer is a limited partnership engaged in the generation and sale of electricity from an electric generating facility located in Selkirk, New York and will enter into an Amended and Restated Power Sale Agreement with Niagara Mohawk Power Corporation, effective on or before the Effective Date (as defined below), and also sells steam to the General Electric Company's plastics facility in Selkirk, New York; and


          WHEREAS, Seller and Buyer require approvals from the United States and the Canadian regulatory and governmental authorities for the sale and purchase of gas to operate Buyer's Plant on the terms provided herein; and


          WHEREAS, Seller has entered into a gas transportation service contract with NOVA Corporation of Alberta ("NOVA") for firm transportation pursuant to which NOVA has agreed to transport such quantities of gas sold by Seller to Buyer under this Gas Purchase Contract from production receipt points within the Province of Alberta to a point near Empress, Alberta; and


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          WHEREAS,  Buyer  has  entered  into  a  transportation  contract  with
TransCanada PipeLines Limited ("TCPL") pursuant to which TCPL has agreed to receive from NOVA for Buyer's account such quantities of gas sold by Seller to Buyer under this Gas Purchase Contract at a point near Empress, Alberta where its facilities interconnect with the facilities of NOVA and to transport such gas from such point to a point on the International Border between the Province of Ontario and the State of New York near Iroquois, Ontario; and


          WHEREAS, Buyer has entered into transportation contracts with Tennessee Gas Pipeline Company and Iroquois Gas Transmission System, L.P., herein collectively called "United States Transporter," pursuant to which United States Transporter agrees to receive gas from TCPL for Buyer's account at a point on the International Border between the Province of Ontario and the State of New York near Iroquois, Ontario where its facilities will interconnect with the facilities of TCPL and to transport such gas from such point to Buyer's Plant; and


          WHEREAS, Seller and Buyer have entered into a Gas Purchase Contract as of the 15th day of December 1989, as amended by a letter agreement dated June 9, 1990, as amended and restated by an Amended and Restated Gas Purchase Contract, dated as of September 26, 1992, and as further amended prior to the date hereof (the "Original Gas Purchase Contract"); and


          WHEREAS, Seller and Buyer desire to amend and restate the Original Gas Purchase Contract upon the terms and conditions set forth herein;


          NOW,   THEREFORE,   in  consideration  of  the  mutual  covenants  and
agreements herein contained, Seller and Buyer agree as follows:

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ARTICLE I.  DEFINITION OF TERMS


1.1. The term "AEUB" shall mean the Alberta Energy and Utilities Board or any successor board or agency.

1.2.  The  term  "Buyer's  Plant"  shall  mean  Phase  I  of  Buyer's   electric
cogeneration facility located in Selkirk, New York, with a net electric generating capability of approximately 79.9 megawatts.

1.3. The term "British thermal unit" or "Btu" shall mean the amount of heat required to raise the temperature of one (1) pound of distilled water one (1) degree Fahrenheit at sixty (60) degrees Fahrenheit at a constant pressure of
14.73 pounds per square inch absolute.

1.4. The term "Canadian Regulatory Authorities" shall mean each governmental agency or other authority in Canada, which has jurisdiction over the matters in question, including without limitation the NEB, the AEUB, and the federal Governor-in-Council and provincial Lieutenant Governor-in-Council, so long as and to the extent that such agencies and authorities have jurisdiction over the matters in question.

1.5. The term "Commencement of Firm Deliveries" shall have the meaning set forth in Section 5.1.

1.6. The term "Contract", shall mean this Second Amended and Restated Gas Purchase Contract, as amended from time to time, including all exhibits hereto.

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1.7. The term "contract  year" with respect to the first  "contract  year" shall mean the period commencing on the Commencement of Firm Deliveries and ending at 8:00 a.m. Eastern Standard Time on the following November 1, and with respect to any succeeding "contract year" shall mean the period of twelve (12) consecutive months from the end of the preceding contract year to 8:00 a.m. Eastern Standard Time on the next succeeding November 1.

1.8. The term "cubic foot" shall mean the volume of gas which occupies one cubic foot when such gas is a temperature of sixty degrees Fahrenheit (60(degree) F) and at a pressure of 14.73 pounds per square inch absolute.

1.9. The term "cubic metre of gas" or "(m3)" shall mean the quantity of gas which occupies one cubic metre at a temperature of fifteen degrees Celsius (15(degree) C) and at an absolute pressure of 101.325 kilopascals.

1.10. The term "Daily Nomination" shall mean the volume of natural gas, up to the Maximum Daily Quantity, which Buyer requests Seller to cause to be delivered by NOVA to TCPL at the Delivery Point during any one day for Buyer's account.

1.11. The term "Date Certain" shall mean the first day of each contract year.

1.12. The term "Date of Commercial Operation" shall mean April 17, 1992.

1.13. The term "Date of Firm Transportation" shall be the date upon which transportation is available to Buyer to enable firm deliveries of the Maximum Daily Quantity from the Delivery Point to Buyer's Plant.

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1.14.  The term "day"  shall  mean a period of  twenty-four  consecutive  hours, beginning and ending at 8:00 a.m. Eastern Standard Time.

1.15 The term "Deliverable Gas" shall mean the amount of Seller's Reserves for any contract year which can be produced for sale and delivered from wells which are (i) tied-in and (ii) producing or producible with no additional capital expenditure, in accordance with applicable law, which amount shall be determined by making due allowance for production losses, uses and treatment shrinkages, transportation and fuel. All knowledge concerning all reservoirs penetrated by wells and conditions of wells and facilities existing as of the time of each Determination shall be taken into consideration.

1.16. The term "Delivery Point" shall mean the point where the facilities of NOVA and TCPL interconnect near Empress, Alberta or such other point(s) proposed by Buyer and consented to by Seller, such consent not to be unreasonably withheld, that Seller can deliver and Buyer can receive gas.

1.17. The term "Delivery Pressure" shall mean a gauge pressure suitable to enter TCPL's facilities at the Delivery Point.

1.18.  The term  "Effective  Date"  shall have the  meaning set forth in Section
6.1.a.

1.19. The term "Exhibit `A'" shall mean Exhibit A attached hereto, as said Exhibit A may be supplemented, or otherwise modified in accordance with the terms hereof.

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1.20.  The term  "Excess  Third  Party  Sales"  shall  mean any sale of gas from
Seller's Lands to a third person which is not a Third Party Sale.

1.21. The term "gas" or "natural gas" shall mean natural gas of the quality specified in Article 9 hereof.

1.22. The term "GJ" shall mean gigajoules or one billion (1,000,000,000) joules.

1.23. The term "Heating Value" shall mean gross or higher heating value and be expressed as MJ/M3 and shall equal the number of MJ's produced by the combustion in a recording calorimeter at a constant pressure of a cubic metre of gas at a temperature of fifteen degrees Celsius (15(0) C), with the gas free of all water vapor, and at an absolute pressure of 101.325 kilopascals and with the products of combustion cooled to the initial temperature of the gas and the water formed by the combustion condensed to the liquid state.

1.24. The term "Initial Recoverable Reserves" shall mean the quantity of gas which is the sum of:

          1.24.a. The total quantity of gas equal to the product of the Maximum Daily Quantity multiplied by the number of days in the period commencing on the Commencement of Firm Deliveries and ending on the first day of the contract year occurring during the period for which a Determination is made pursuant to
Section 14.2; and

          1.24.b. The total remaining quantity of gas recoverable from Seller's Reserves and available for pipeline transportation as of the first day of the contract year for which a

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Determination  is made  pursuant  to Section  14.2.  In  determining  such total quantity, due allowance shall be made for production losses and uses and treatment shrinkages. All knowledge concerning all reservoirs penetrated by wells and conditions of wells and facilities existing as of the time of each Report shall be taken into consideration.


1.25 The term "joule" or "J" shall mean the work done when the point of application of a force of one (1) newton is displaced a distance of one (1) metre with direction of force.

1.26. The term "Leases" shall mean all rights, documents and/or titles by virtue of which the holder thereof is entitled to drill for, produce and sell gas from Seller's Lands or to cause gas to be drilled for, produced and sold from Seller's Lands as described in Exhibit "A" attached hereto.

1.27. The term "Mcf" shall mean one thousand (1,000) cubic feet and shall be equal to 0.02832 l03m3.


1.28. The term "MMBtu" shall mean one million (1,000,000) Btu's.

1.29. The term "MMcf" shall mean one million (1,000,000) cubic feet of gas.

1.30. The term "Maximum Daily Quantity" shall mean a daily volume of gas equal to 464.5 103m3 (16,400 Mcf) which may be reduced from time to time pursuant to this Contract.

1.31. The term "Minimum Deliverable Gas Amount" shall mean the Deliverable Gas for any five consecutive contract years, or such lesser number of contract years remaining in the unexpired term of this Contract, in an amount not less than (a) one hundred percent (100%) of the annual

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average of the Maximum  Daily  Quantity for the first,  second and third of such contract years, (b) ninety percent (90%) of the annual average of the Maximum Daily Quantity for the fourth of such contract years, and (c) eighty percent (80%) of the annual average of the Maximum Daily Quantity for the fifth of such contract years.

1.32. The term "Minimum Removal Permit" shall mean, so long as an AEUB removal permit is required at law for the removal of gas from the Province of Alberta, a removal permit issued by the AEUB authorizing the removal of gas from Alberta, to be used in the performance of this Contract, being (i) the current AEUB removal permit (GR 91-94F) from the Effective Date through October 31, 2001 and
(ii) as of November 1, 2001 and annually thereafter, a removal permit which at all times permits the removal of gas as follows: (1) commencing on the November 1, 2001 Date Certain and thereafter on each annual Date Certain for the then next succeeding full two (2) contract years of twelve (12) months each, or such lesser number of contract years remaining in the unexpired term of the Contract, an amount equal to the difference between (a) the product of the Maximum Daily Quantity and the total number of days in such contract year less (b) NWT Reserves (i) tied-in and (ii) producing or producible with no additional capital expenditure; and (2) thereafter, as the AEUB may determine, such that Seller at all times maintains an AEUB removal permit for the gas to be delivered hereunder from the Province of Alberta for the then current contract year and the next succeeding contract year during the term of this Contract.

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1.33.  The term "month"  shall mean the period  beginning  at 8:00 a.m.  Eastern
Standard Time on the first day of the calendar month and ending at 8:00 a.m. Eastern Standard Time on the first day of the next succeeding calendar month.

1.34. The term "NEB" shall mean the National Energy Board of Canada. 1.35. The term "NOVA" shall mean NOVA Corporation of Alberta, or its successor in interest.

1.36. The term "NWT Reserves" shall mean those reserves of gas underlying lands of Seller located in the Northwest Territories which are dedicated to this Contract and which have, for the purposes of this Contract, established reserves using NEB standards not in excess of 830 l06m3 (29.3 Bcf).

1.37. The term "Prime Rate" shall mean the rate of interest per annum established from time to time as its prime commercial lending rate by the Chase Manhattan Bank, N.A. at its head office in New York.

1.38. The term "Seller's Lands" shall mean the undivided working interest in and to the designated geological formations and/or members underlying the lands described in Exhibit "A" attached hereto.

1.39. The term  "Seller's  Reserves"
shall mean those reserves of gas underlying Seller's Lands and covered by the Leases.

1.40. The term "TCPL" shall mean TransCanada PipeLines Limited.

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1.41.  The term "103m3" shall mean one thousand  (1,000) cubic metres of gas and shall be equal to 35.301 Mcf.

1.42. The term "l06m3" shall mean one million (1,000,000) cubic metres of gas.

1.43. The term "Third Party Sales" shall mean sales of gas from Seller's Lands to third persons pursuant to Section 13.5.a.

1.44. The term "U.S. Regulatory Authorities" shall mean each governmental agency or other authority in the United States of America which has jurisdiction over the matter in question, including without limitation the Office of Fossil Energy of the Department of Energy ("OFE"), the Federal Energy Regulatory Commission ("FERC") and other state and federal agencies, so long as and to the extent that such agencies and authorities have jurisdiction over the matter in question.

1.45. The term "year" shall mean any period of twelve (12) consecutive months.


ARTICLE 2.  CONTRACT QUANTITIES; DELIVERIES

2.1 Seller shall sell and cause to be delivered and Buyer shall purchase and cause to be received on each day the Daily Nomination up to the Maximum Daily Quantity.

2.2. If, during any period of at least 120 consecutive days after the Commencement of Firm Deliveries Seller fails for any reason, other than force majeure, to deliver to Buyer at least ninety percent (90%) of the sum of the Daily Nominations for the 120-day period, then Buyer shall have the right, but not the obligation, to elect within 90 days after the expiration of such 120-day period to reduce the Maximum Daily Quantity under this Contract by a quantity of gas equal to the

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average  of the  differences  between  the  Daily  Nominations  and  the  actual deliveries of gas hereunder during such 120-day period. In the event that the Maximum Daily Quantity is reduced pursuant to this Section 2 and Buyer arranges for delivery of a substitute supply of gas from a third-party supplier, Buyer shall have the gas substitution rights and Seller shall have the obligations set forth in Sections 14.7 and 14.8.

2.3. Except as otherwise provided in this Contract, and except in the event that
(a) the NEB issues a license and/or permit which is insufficient to authorize the sale, purchase and export of the full quantities of gas provided for in this Contract or (b) the AEUB fails to issue a removal permit or issues a removal permit which is less than a Minimum Removal Permit and the relevant cure period to obtain a Minimum Removal Permit shall have expired, Buyer shall not enter into any gas supply contract for Buyer's Plant with a term greater than one year with third party gas suppliers which exceed the volume of gas required for Buyer's Plant to generate 79.9 megawatts of electricity under design conditions, nor shall Buyer purchase Canadian gas in lieu of any quantities of gas tendered by Seller up to the Maximum Daily Quantity.

2.4. On any day after the Commencement of Firm Deliveries if Buyer makes a Daily Nomination of less than the Maximum Daily Quantity, Buyer agrees, insofar as may be permitted under Buyer's transportation contracts and subject to the terms and conditions thereof and the receipt of all necessary approvals from United States Regulatory Authorities and Canadian Regulatory Authorities, to make available for the transportation of Seller's gas, subject to interruption by Buyer to operate Buyer's Plant, so long as Buyer is purchasing gas under this Contract, Buyer's unutilized transportation rights; provided that Seller pays all the transportation

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commodity  charges per 103m3 (or other applicable units of measurement)  payable by Buyer for all such transportation rights of Buyer; provided, however, that Buyer shall have no obligation to make such transportation rights available to Seller in the event that Buyer's project lenders exercise any remedies under Buyer's loan agreement or other loan documents.


ARTICLE 3.  DELIVERY POINT

3.1 The gas purchased hereunder is to be delivered by Seller to Buyer at the Delivery Point. It is understood that Buyer's request for the Daily Nominations shall be made by TCPL for Buyer's account and that gas sold hereunder by Seller shall be delivered by NOVA to TCPL for Buyer's account and not for TCPL's own account. Volumes delivered at the Delivery Point for Buyer's account shall be determined by the meters of TCPL at the Delivery Point. Buyer shall forward to Seller copies of TCPL's metering statements within three (3) business days of Buyer's receipt thereof.


ARTICLE 4.  DELIVERY PRESSURE


4.1 Seller shall cause NOVA to deliver the natural gas to TCPL at the Delivery Point at the Delivery Pressure.


ARTICLE 5.  COMMENCEMENT OF SALES AND DELIVERIES

5.1 Firm deliveries shall commence hereunder upon the first Daily Nomination made by Buyer after the Date of Firm Transportation. Such date of the first Daily Nomination shall be the "Commencement of Firm Deliveries".

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5.2. Buyer and Seller  acknowledge that the Date of Firm  Transportation and the date of the first Daily Nomination occurred on November 1, 1992.

5.3. Seller agrees to use all reasonable efforts with NOVA and Buyer agrees to use all reasonable efforts with TCPL and United States Transporter(s), to have constructed, installed, and made operational in a timely fashion any facilities required for the firm delivery of gas to be sold hereunder to operate Buyer's Plant.


ARTICLE 6.  TERM OF CONTRACT

6.1.a. The amendment and restatement of the Original Gas Purchase Contract embodied in this Contract shall become effective (the "Effective Date") upon the later of (i) the approval of this Contract by the NEB and the AEUB as may be required under applicable law and (ii) the date on which Buyer's restructuring with Niagara Mohawk Power Corporation for Buyer's Plant becomes effective, in respect of which Buyer shall forthwith deliver to Seller an irrevocable notice from Buyer to Seller. On and after the Effective Date, the Original Gas Purchase Contract as amended hereby and as restated herein shall govern the relationship of Buyer and Seller. Buyer and Seller agree that the rights and obligations of the parties prior to the Effective Date have been and are governed by the Original Gas Purchase Contract prior to giving effect to the amendment and restatement of the Original Gas Purchase Contract embodied in this Contract, and Buyer and Seller expressly reserve all rights accrued under the Original Gas Purchase Contract prior to the Effective Date.

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              6.1.b.  If the Effective  Date has not occurred by August 31, 1998
(as such date may be extended, but only by mutual agreement of Buyer and Seller), this Contract shall terminate without further action of either party and be deemed void ab initio, and the Original Gas Purchase Contract shall continue to be in full force and effect in accordance with its terms without regard to this Contract.

6.2  This Contract shall continue in full force and effect until:


              6.2.a. Fifteen (15) years after the date of Commencement of Firm Deliveries hereof ("primary term"); provided, however, that Buyer shall have the right, exercisable by notice to Seller delivered by the end of the tenth contract year hereunder, to enter into a new gas purchase contract in the form attached as Exhibit E hereto (the "New Contract") for a term of four (4) years (or five (5) years upon mutual agreement of Buyer and Seller) (the "New Term"), subject to the receipt of all authorizations of U.S. and Canadian Regulatory Authorities necessary for the parties to perform their obligations under the New Contract. Notwithstanding Buyer's exercise of its right to enter into the New Contract, Buyer shall have the right to terminate the New Contract, before or at any time during the New Term upon delivery of not less than twelve (12) month's advance written notice to Seller.

              6.2.b. Such earlier date as may be required to conform with an applicable authorizations of United States and Canadian Regulatory Authorities or any extensions thereof which are necessary for the parties hereto perform their obligations under this Contract.

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6.3 If at any time  following  the approval of this Contract by the AEUB and for the life of this Contract, Seller has less than a Minimum Removal Permit, Seller shall, within one year from the first day of the applicable contract year, obtain a Minimum Removal Permit. Failure to cure a shortfall in the Minimum Removal Permit within the one year cure period provided in the preceding sentence shall constitute a material breach by Seller giving rise to the remedies set forth in Article 22 of this Contract.

6.4.a. Seller and Buyer agree to use their best efforts to obtain, maintain and extend applicable authorizations of United States and Canadian Regulatory Authorities to permit the full performance of this Contract, including but not restricted to (1) Section 2.4, (2) the removal from the Province of Alberta of the full quantities of gas contracted for in this Contract in accordance with the terms hereof, and (3) the export from Canada and into the United States of at least 15,000 Mcf of gas per day.

              6.4.b. (i) Seller shall be responsible for carriage of any application to obtain or extend the Minimum Removal Permit, provided that Seller and Buyer shall be co-applicants, Seller shall use due diligence to ensure that written communication from the AEUB is directed to both Buyer and Seller, Seller shall provide Buyer with copies of all material sent to the AEUB within three
(3) business days of such delivery, and Seller shall inform Buyer of the status of applications as developments occur. Buyer shall use due diligence to provide Seller with information requested by the AEUB which Seller does not have available to it and which Buyer has available to it.

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                  (ii)  Neither  Buyer nor  Seller  shall do any acts to change, alter or vary the AEUB removal permit, or any extension or amendment thereof, except as provided herein, without the consent of the other, irrespective of whether the removal permit as issued or amended is in the name of Buyer or Seller alone.


          6.4.c. (i) Buyer shall be responsible for carriage of any application to obtain or extend the NEB export license. Buyer shall provide Seller with copies of all material sent to or received from the NEB within three (3) business days of transmittal or receipt, as the case may be, and Buyer shall inform Seller of the status of applications as developments occur. Seller shall use due diligence to provide Buyer with information requested by the NEB which Buyer does not have available to it and which Seller has available to it.


                  (ii) Neither Buyer nor Seller shall do any acts to change, alter or vary the NEB export license, or any extension or amendment thereof, which would impair such NEB export license without the consent of the other.


ARTICLE 7. PRICE


7.1 Upon the Commencement of Firm Deliveries and thereafter for the term hereof as provided in Article 6, Buyer shall pay to Seller (a) a Variable Transportation Charge determined in accordance with Section 7.3, (b) a Commodity Charge determined in accordance with Sections 7.4 and 7.5, and (c) a Gas Inventory Charge determined in accordance with Section 7.6. The "Price" per month for gas service hereunder shall be the sum of the Variable Transportation Charge multiplied by the total quantity of gas delivered to TCPL hereunder on that month, the Commodity Charge multiplied by the total quantity of gas delivered to TCPL hereunder in that month and the

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Gas Inventory  Charge.  For purposes of determining the Variable  Transportation
Charge, "NOVA Charge" means the total charge in Canadian dollars paid per month by Seller to NOVA for transportation capacity to Empress, Alberta of a quantity of gas equal to the Maximum Daily Quantity for each day in such month, subject to normal monthly adjustments by NOVA, provided (i) that the ratio of Seller's receipt point demand to Delivery Point demand shall not exceed 1:1; and (ii) that such charge excludes specific facilities charges.

7.2. All charges shall be expressed in United States dollars for purposes of determining the Price. Any necessary conversions from either United States or Canadian currency with respect to any charges for any month shall be: (a) calculated at the rate of exchange published in the "Canadian Gas Price Reporter
Table:  Monthly  Canadian and U.S. natural gas price summary" for such month; or
(b) calculated in the manner that may be prescribed from time to time by Canadian Regulatory Authorities.

7.3. The Variable Transportation Charge for gas delivered to TCPL hereunder in any month shall be the NOVA Charge per 103m3, calculated on the basis of 100% load factor, for such month, payable monthly in accordance with
Article 8.

7.4.a. The Commodity Charge per MMBtu for gas delivered in any month, payable monthly in accordance with Article 8, shall be the amount determined in accordance with the following formula:


                                 CC = ABP - VTC

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Where:


"CC" is the Commodity Charge;


"ABP" is the Adjusted Base Price for such month and shall be equal to the current month's "Avg. Border (Empress) "Bid Week" Average Spot (One Month) Firm (100% LF) price" published in "The Canadian Gas Price Reporter Table: Canadian Natural Gas Supply Prices" converted from Cdn $/GJ to Cdn $/MMBtus by multiplying by 1.054615 GJ/MMBtu and converted to US $/MMBtu by multiplying by the current month "Canada/U.S. Exchange Rate" published in "The Canadian Gas Price Reporter Table: Monthly Canadian and U.S. natural gas price summary" rounded to the nearest cent;


"VTC" is the Variable Transportation Charge for such month converted to U.S. dollars per GJ pursuant to Sections 7.2 and 7.11.


7.5 In the event that any specific pricing index or publication referred to in this Section 7 is discontinued, the parties shall promptly agree on a substitute pricing index or publication which is equivalent to the discontinued pricing index or publication. Such agreement shall be reflected in a mutual exchange of letters deemed to amend this Contract for such limited purpose. In the event the parties are unable to reach agreement as to a substitute pricing index or publication, the matter shall be resolved by arbitration in accordance with
Article 20 hereof.

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7.6  7.6.a. The Gas  Inventory  Charge for any month  shall be equal to the NOVA
Charge less the product of (i) the Variable  Transportation Charge multiplied by
(ii) the total quantity of gas delivered hereunder to TCPL during such month. Seller shall invoice Buyer for the Gas Inventory Charge in Buyer's bill rendered pursuant to Article 8 immediately following the completion of such month subject to any subsequent monthly adjustments made by NOVA in respect of the NOVA Charge.


     7.6.b. If Seller or NOVA fails to tender to TCPL, wholly or in part, the Daily Nomination hereunder, Buyer shall be relieved of its obligations to pay the Gas Inventory Charge to the extent of such failure, calculated as follows: the Gas Inventory Charge for any month in which deliveries are impaired shall be reduced by an amount equal to the product of (i) the Variable Transportation Charge and (ii) the difference between the total of the Daily Nomination on each day of such month minus the total quantity of gas delivered hereunder to TCPL during such month.


     7.6.c. The Gas Inventory Charge for any month shall be further reduced by an amount equal to the product of (i) the quantity of gas per 103m3 based on the transportation rights elected to be used by Seller pursuant to Section 2.4 of
Article 2 and (ii) the Variable Transportation Charge.


7.7 Upon Commencement of Firm Deliveries, the minimum monthly bill shall be the NOVA Charge.

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7.8 Any  conversion  from volume units to heating units required for the purpose of this Article 7 shall be based on the average heating value in the month of delivery of the gas received by TCPL at the Delivery Point for the account of Buyer.


ARTICLE 8.  BILLINGS AND PAYMENTS


8.1  Subject to  Seller's  receipt of TCPL's  metering  statements  pursuant  to
Article 3 hereof, Seller shall render to Buyer on or before the tenth (10th) day of each month after the first sale of gas hereunder a statement for the preceding month in which the gas being billed for was sold (the "Sale Month") showing the daily and total quantity of gas sold hereunder, the weighted average Heating Value per cubic metre thereof, the applicable Price (determined pursuant to Article 7), and the total amount payable to Seller therefore stated in United States dollars (the "Sum"). Buyer agrees to deposit in Seller's account at the Bank of Montreal, Main Branch in Calgary, Alberta, Canada, on or before the twenty-fifth (25th) day of each such month, the Sum for the Sale Month. In the event that Seller fails to render a statement to Buyer on or before the tenth
(10th) day of a month, the date by which Buyer must deposit the Sum in Seller's account shall be extended one day for each day Seller's statement is late; provided, however, that if Seller is unable to render a statement on or before the tenth (10th) day of a month, Seller may at its option render an estimated statement to Buyer which statement shall contain Seller's best estimate of the daily and total quantity of gas sold hereunder during the preceding month, the weighted average Heating Value per cubic metre thereof, and the total amount payable by Buyer therefore stated in United States dollars. Buyer shall deposit in Seller's account the Sum for such estimated statement within fifteen (15) days of its receipt but no sooner than the 25th day of the month. For any month in which Seller renders an estimated statement to Buyer, Seller shall render the final statement for

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such month with  Seller's  statement  for the next  succeeding  month.  Seller's statement for such next succeeding month shall reflect an adjustment for any difference between the estimated statement and the final statement for the previous month, which shall be added to or deducted from, as appropriate, Seller's statement for such next succeeding month. If Buyer fails to deposit the Sum or any portion thereof, in Seller's account when same is due, interest thereon shall accrue at the annual rate of interest which is equal to the sum of two percent (2%) plus the Prime Rate until the same is paid.

8.2. If Buyer's failure to pay continues for thirty (30) days, Seller, in addition to all other remedies, may thereafter suspend the sale of gas hereunder and if such default continues for thirty (30) additional days, Seller may thereafter, in addition to any other rights Seller may have, terminate this Contract; provided, however, in order for Seller to have the right to suspend sales or terminate this Contract, Seller must first have notified Buyer in writing fifteen (15) days prior to exercising such right of its intent to do so and give Buyer the right to pay the amount so due to Seller within such fifteen
(15) day period; and provided, further, that if Buyer in good faith shall dispute the amount of any such bill or any part thereof and shall pay to Seller such amounts as it concedes to be correct and at any time thereafter within twenty (20) days of a demand made by Seller shall furnish or cause to be furnished a good and sufficient surety bond satisfactory to Seller, guaranteeing payment to Seller of the amount ultimately found due upon such bill after a final determination which may be reached either by agreement or judgment of the courts, as may be the case, then Seller shall not be entitled to suspend further sales of gas because of such nonpayment unless and until default be made in the conditions of such bond.

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8.3.  Each party shall have the right to inspect  and examine at all  reasonable times the records and charts of the other party pertaining to the purchase and sale of gas hereunder. If any overcharge or undercharge in any amount whatsoever shall be found within two (2) years of the date of billing and the bill therefore has been paid, Seller shall refund the amount of the overcharge or Buyer shall pay the amount of the undercharge within thirty (30) days after the final determination thereof, with interest thereon for the period the overcharge or undercharge was outstanding calculated at the annual rate of interest which is equal to the sum of two percent (2%) plus the Prime Rate. This Section 8.3 shall survive termination of this Contract.


ARTICLE 9. QUALITY


9.1 Seller agrees to sell and cause to be delivered and Buyer agrees to purchase and cause to be received at the Delivery Point, gas which shall meet the quality specifications set forth in the TCPL tariff governing the transportation of the gas sold hereunder.

9.2. If the gas offered for delivery hereunder by Seller shall fail at any time to conform to any of the specifications identified in Section 9.1, then Buyer shall notify Seller of such deficiency and thereupon may, at Buyer's option, refuse to purchase such gas pending correction by Seller. Upon Seller's failure promptly to remedy any such deficiency in quality, Buyer may purchase such gas and may make changes necessary to bring such gas into conformity with such specifications, and Seller shall reimburse Buyer for any reasonable expense incurred by Buyer in effecting such changes.

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ARTICLE 10.  MEASUREMENT OF GAS


10.1 Seller and Buyer agree that the measurement of the gas to be delivered by Seller and received by Buyer at the Delivery Point shall be determined by the measurement provisions set forth in the TCPL Tariff governing the transportation of the gas sold hereunder.


ARTICLE 11.  POSSESSION AND TITLE

11.1 Possession of and title to gas sold by Seller to Buyer hereunder shall pass from Seller to Buyer at the Delivery Point. Until the gas reaches the Delivery Point, Seller shall be deemed to be in control of and have title to and possession of and be responsible for such gas, after which Buyer shall be deemed to be in control of and possession of and have title to and be responsible for such gas.


ARTICLE 12.  SELLER'S REPRESENTATIONS AND WARRANTIES


12.1 Seller represents and warrants that: (i) it has full right and authority to enter into this Contract; (ii) subject to the applicable laws, rules and regulations, the Leases are in full force and effect and are capable of being maintained and will be maintained by Seller in full force and effect for as long as gas can be produced in paying quantities; and (iii) Seller has good title to and the right to sell the gas to be sold and delivered hereunder and all such gas is owned or authorized to be sold by Seller and will be delivered by Seller free from all Alberta taxes, liens, charges and adverse claims whatsoever, including liens to secure payment of any taxes. Seller shall at all times have the obligation to make settlements for all royalties and overriding royalties due and payments to the mineral and royalty owners under the Leases and

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other documents, as may appear of record or otherwise be binding upon Seller and in accordance with the terms of the respective Leases and other documents, and to make settlements with all other persons having any interest in the gas sold hereunder. Seller agrees to indemnify Buyer and save it harmless from all suits, actions, debts, accounts, damages, costs, losses, liabilities and expenses arising from or out of claims of any other charges thereon, which attach before the title passes to Buyer or which may be levied and assessed upon the sale thereof to Buyer and are the responsibilities of Seller hereunder.

12.2. Seller represents that it is entitled to drill for, produce, and sell gas from Seller's Lands. Seller warrants and represents that Seller will, subject to and in accordance with the provisions of this Contract, equip and tie-in its wells and construct or install its facilities so as to be able to commence and continue delivery of gas to Buyer in accordance with the provision of this Contract. Subject to Article 13, Seller covenants to diligently drill, develop and produce Seller's Reserves to the extent required by Section 14.4 such that Deliverable Gas at the time of each Determination referred to in Article 14 will be sufficient for Seller to supply the Maximum Daily Quantity to Buyer from Seller's Reserves for at least four (4) contract years following each such Determination. Upon Commencement of Firm Deliveries, Seller shall deliver to Buyer sufficient gas to meet Seller's obligations under this Contract from Seller's Lands or from such other sources available from time to time to Seller provided that Seller has the right and necessary regulatory approvals to deliver to Buyer from such other sources.


12.3. 12.3.a. Seller dedicates and commits exclusively to the performance of this Contract all of Seller's Reserves and represents to Buyer that such Seller's Reserves will at all times (i) be sufficient in quantity and quality to satisfy provincial and federal regulatory authorities in respect of maintaining a provincial removal permit which satisfies the requirements of Section 6.3.a and a

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federal  export  license  for the full  term and  volumes  contemplated  in this
Contract; (ii) contain Initial Recoverable Reserves in an amount not less than 2,747.9 106m3 (97.01 Bcf) in accordance with Section 14.3; and (iii) contain Deliverable Gas in an amount not less than the Minimum Deliverable Gas Amount in accordance with Section 14.4. Seller's Reserves shall not be named or used by Seller or any third party to support any removal permit or export license other than the joint removal permit and the export license to be obtained by Buyer based on Seller's Reserves to permit gas purchased hereunder to be removed from the Province of Alberta and delivered to Buyer.


     12.3.b. Buyer is hereby authorized by Seller to identify and commit Seller's Reserves in order to jointly obtain with Seller or extend a provincial removal permit and to obtain on its own behalf or extend a NEB export license in respect of the Maximum Daily Quantity for the term of this Contract. Seller agrees to cooperate with Buyer and provide Buyer with such further information concerning Seller's Reserves as may be required for such purposes.


     12.3.c. During the term of this Contract, Seller shall not sell, assign, transfer or otherwise dispose of any interest in Seller's Reserves without obtaining Buyer's prior written consent, such consent not be unreasonably withheld. Seller acknowledges that a reasonable condition to Buyer providing any such consent would be the assumption (by novation or other means acceptable to Buyer) by such third party of that portion acquired by such third party of Seller's obligations to Buyer under this Contract.

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     12.3.d.  Seller  represents  that no finding of producer  support under the
Alberta Natural Gas Marketing Act nor any joint working interest owner approval is or will be necessary for Seller to fulfill its obligations under the terms and conditions of this Contract.


ARTICLE 13.  SELLER'S RESERVATIONS

13.1  Seller hereby expressly reserves unto itself the following rights:

     13.1.a. to operate Seller's Lands and Seller's Reserves free from any controls by Buyer and in such manner as Seller in its sole discretion may deem advisable consistent with good oilfield practice, including but not restricted to, the right to determine when and whether any additional well will be drilled, when and whether any well will be reworked or recompleted, when and whether any lease or well cannot or has ceased to produce gas in paying quantities having regard to Seller's cost of producing, processing and delivering such gas and when and whether any lease or well is to be released or abandoned or surrendered;

     13.1.b. to determine the manner in which the quantities of gas to be delivered hereunder shall be produced by Seller from the various wells on Seller's Lands; and

     13.1.c. to deliver to any lessors of the Leases the quantities of gas which Seller is obligated to deliver in kind to such lessors.


13.2 Seller  reserves unto itself the following  quantities of gas from Seller's
Lands:

     13.2.a. such gas (other than gas used as fuel in thermal recovery operations) as may be required for the development and operation of Seller's Lands, including but not limited to gas

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for gas lifting operations and return to reservoir,  so long as such gas lifting operations and return to reservoir do not interfere with Seller's ability to deliver gas under this Contract; and

     13.2.b. such gas as may be required for the operation of separator equipment, compressor stations and other facilities through which the gas to be delivered hereunder may be processed or handled; provided, however, that if other gas or gas constituents are processed through any of the foregoing facilities, an equitable amount of such other gas or gas constituents shall be used in such facilities.


13.3 For the purpose of causing the gas to be delivered to meet the quality specifications set forth in Article 9 hereof, Seller may extract or permit the extraction of non-hydrocarbon and hydrocarbon constituents as are required to be extracted in order for the gas to meet such specifications.

13.4.  Seller shall not be required to produce wells in excess of the lesser of:
(a) their respective allowable rates of flow as fixed by law or regulatory bodies; (b) their maximum efficient rates of flow as determined by Seller; or
(c) in instances of wells jointly operated with other parties, the current rate of production permitted Seller under the terms of applicable operating agreements.

13.5 13.5.a. Seller shall have the right on any day to make Third Party Sales in an amount up to the Maximum Daily Quantity provided (i) Seller shall have met Buyer's Daily Nomination on such day and (ii) neither a Reserve Deficiency nor a Deliverability Deficiency that must be cured pursuant to Section 14.4 then exists. Seller may accumulate its daily right to make Third Party Sales during each calendar month, and amounts so accumulated may be sold on any

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day during such calendar  month and the following  calendar month in addition to the daily limit for such day. With respect to any amount for which Seller has accumulated its daily right to make Third Party Sales, Seller shall have no further right to make Third Party Sales of such amount after the two month period applicable to such amount has elapsed. Notwithstanding the foregoing, Seller shall in no event make Third Party Sales before meeting Buyer's Daily Nominations on any day, and in no event shall Seller make Third Party Sales in an amount exceeding a quantity equal to (a) the product of (i) the number of days in the relevant two-month period and (ii) the Maximum Daily Quantity, less
(b) the sum of any Daily Nominations made by Buyer in such months.

     13.5.b. In addition to Third Party Sales as provided in Section 13.5.a., Seller shall have the right to make Excess Third Party Sales on any day provided
(i) Seller shall have met Buyer's Daily Nomination on such day and (ii) neither a Reserve Deficiency nor a Deliverability Deficiency that must be cured pursuant to Section 14.4 then exists.


13.6 Seller may pool or unitize any of Seller's Lands with other properties and, if any of Seller's Lands are so pooled or unitized, this Contract will cover
Seller's interest in the unit derived therefrom and the gas attributable thereto; provided, however, that in the event that such pooling or unitization is entered into voluntarily by Seller, it shall protect Buyer's rights hereunder and prevent an appreciable reduction or postponement in the Article 2 quantities of gas to be sold by Seller to Buyer.

Buyer and Seller agree that, from time to time as appropriate, they shall negotiate in good faith to agree upon appropriate action under or with respect to this Contract to maintain or improve

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alignment of deliverability of Seller's Reserves,  consistent with the efficient administration of Seller's lands and reserves and the full performance of this Contract, and subject to the receipt of all necessary regulatory approvals, which necessary regulatory approvals shall not adversely affect any existing approval required under this Contract.

ARTICLE 14.  ASSURANCES OF GAS SUPPLY; SUBSTITUTE GAS SUPPLY

14.1 On or before the date upon which Seller proposes to make a reduction pursuant to Section 14.9 and on or before each September 1 during the term of the Contract, Seller shall provide to Buyer, at Seller's expense, a written reserves and deliverability report ("Report"). Each Report shall be prepared by McDaniels Associates ("McDaniels") or another independent reserve engineer reasonably acceptable to Buyer. Seller shall notify Buyer in writing not less than three (3) months prior to the delivery of a Report if Seller intends to employ an independent reserve engineer other than McDaniels and Buyer shall have thirty (30) days to accept or reject said independent reserve engineer. In addition, Buyer may inform Seller that McDaniels, or an independent reserve engineer subsequently selected, as the case may be, is no longer an acceptable independent reserve engineer with respect to the next due Report upon written notice given not later than the February 1 of the year in which such Report is to be delivered. If Seller and Buyer are unable to agree upon a substitute independent reserve engineer, the selection of an independent reserve engineer shall be submitted to arbitration pursuant to Article 20. If Buyer and Seller are unable to agree upon a substitute independent reserve engineer, or if arbitration has not determined a substitute independent reserve engineer, in either case, by September 1 of any year, Seller shall nevertheless provide the Report due on such September 1, which Report shall have been prepared by the independent reserve engineer which prepared the prior year's Report. Failure to agree on an

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independent  reserve engineer,  by negotiation or arbitration,  shall not excuse
Seller's failure to provide a Report on or before September 1 of each year.

     Each Report shall redetermine and set forth the Initial Recoverable Reserves as of the first day of the contract year immediately following the Report. Each Report shall also determine and set forth the Deliverable Gas as at the date of such Report under this Contract for each contract year for the remainder of the Contract term. Each Report shall also set forth Seller's best estimate of the cost to drill and develop additional lands and reserves necessary to cure a Deliverability Deficiency (as defined in Section 14.4) (the "Tie-in Cost") together with, when applicable, the information required under
Section 14.4 and Section 14.9.


14.2 Buyer shall, within 45 days of receipt of a Report, advise Seller whether such Report is acceptable to Buyer and if it is acceptable to Buyer, such Report shall become the "Determination" for purposes of this Article 14. In the event that Buyer advises Seller that such Report is not acceptable, Seller and Buyer shall endeavor to agree upon a mutually acceptable Initial Recoverable Reserves, Deliverable Gas, estimate of the Tie-in Cost, and land removal determination. In the event that Seller and Buyer do so agree, their determination shall be in writing, shall set forth the Initial Recoverable Reserves, Deliverable Gas, estimate of

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the  Tie-in   Cost,   and  land   removal   determination,   and  shall  be  the
"Determination" for purposes of this Article 14. In the event that Seller and Buyer are unable to agree upon a mutually acceptable Initial Recoverable
Reserves, Deliverable Gas, estimate of the Tie-in Cost, and land removal determination, either party may, within 90 days of delivery of Report, refer the matter to arbitration pursuant to Article 20 hereof. An Initial Recoverable
Reserves, Deliverable Gas, estimate of the Tie-in Cost, and land removal determination by arbitration shall be in writing, shall set forth the Initial Recoverable Reserves, Deliverable Gas, estimate of the Tie-in Cost, and land removal determination and shall be the "Determination" for purposes of this
Article 14.

14.3 If a Determination states that the Initial Recoverable Reserves are less than 2,747.9 106m3 (97.01 Bcf), as adjusted to reflect on a proportionate basis, any decrease in the Maximum Daily Quantity under the Contract (a "Reserves Deficiency"), then, within twelve (12) months of the first day of the contract year immediately following the Report upon which the Determination is based, Seller shall dedicate additional lands and reserves to this Contract as needed to cure the Reserves Deficiency.

14.4. 14.4.a. If any Determination indicates that Deliverable Gas during the first full five (5) contract years of 12 months each detailed in the Report upon which the Determination is based is less than the Minimum Deliverable Gas Amount (a "Deliverability Deficiency"), then, within twelve (12) months of the first day of the contract year immediately following such Report, Seller shall either
(i) increase the deliverability from Seller's Reserves and, if necessary, dedicate additional lands and reserves to this Contract, as needed to cure the Deliverability Deficiency or (ii) provide a binding written certification that it reasonably believes that it can obtain gas from other sources ("Alternate Sources") to meet its obligations under this Contract and that it has the right and necessary regulatory approvals to deliver such gas to Buyer (an "Alternate Source Notice").

     14.4.b. The Alternate Source Notice shall provide in reasonable detail the facts underlying such Notice and shall identify the extent to which Seller intends to rely on Alternate

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Sources. Seller shall not be entitled to seek excuse from its obligation to cure a Deliverability Deficiency as otherwise permitted pursuant to Section 14.4.c. for any period for which an Alternate Source Notice is given. All of the terms and conditions of this Contract (including, without limitation, Seller's duty to supply the Maximum Daily Quantity and the pricing terms with respect thereto) shall continue unaffected by the Alternate Source Notice. Seller shall not be entitled to deliver an Alternate Source Notice for any Deliverability Deficiency relating to volumes attributable to Excess Third Party Sales. If for any reason, Seller is unable to meet at any time Buyer's nomination for gas up to the Maximum Daily Quantity and Seller has provided an Alternate Source Notice for such period and Buyer is unable to use NOVA transportation otherwise available to it under Section15.3 through no fault of its own, thenSeller shall thereafter not be entitled to rely on the Alternate Source Notice in lieu of increasing the deliverability from Seller's Reserves, but shall thereupon immediately be obligated to cure the Deliverability Deficiency in accordance with Section 14.4.a.(i) and Section 14.11.

     14.4.c. Seller shall be excused from its obligation to cure a Deliverability Deficiency pursuant to this Section 14.4, but only to the extent that the Deliverability Deficiency is not the result of Excess Third Party Sales, if:


     (a) The Determination provides Buyer with at least four (4) years advance notice that beginning with the fifth (5th) contract year following such current Determination, that deliverability from Seller's Reserves will be insufficient for Seller to meet its Maximum Daily Quantity delivery obligations to Buyer hereunder; and

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     (b) The  Determination  demonstrates  that for a period of at least  twelve
(12) consecutive months the weighted average price of gas under this Contract is not greater than or equal to the price (the "Sufficient Acquisition Price") which would be necessary in order that additional gas supplies can be acquired and produced to cure the Deliverability Deficiency; and

     (c) Buyer does not agree within six (6) months of the Determination referred to in subsection (b) to increase the Price under the Contract for the Deliverability Deficiency to the Sufficient Acquisition Price effective from and after the first month of the Deliverability Deficiency.


     The Sufficient Acquisition Price shall, until a contrary Determination pursuant to Section 14.4.b, be deemed to be equal to the Price under this Contract. In the event that Seller intends to claim that the weighted average price of gas under this Contract is not greater than or equal to the Sufficient Acquisition Price, Seller shall instruct its independent reserve engineer to include as part of the Report which Seller proposes to be the basis of the Determination referred to in Section 14.4.b a full and true accounting which:
(i) identifies the lands and reserves which are controlled by or could with reasonable diligence become controlled by Seller and used to supply the Contract (the "Available Lands"); and (ii) and provides Seller's least cost estimate (exclusive of any return on monies invested) to drill, develop, process and produce from each of the Available Lands in a manner which would cure a projected Deliverability Deficiency in whole or in part ("Net Development Costs"). For the purposes of estimating Net Development Costs, Seller's estimate of the cost to drill and develop the Available Lands included in such Net Development Costs for each of the Available Lands shall be reduced by 25%. Upon receipt of this

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accounting and as part of such Report, Buyer and its agents shall be entitled to attend at the offices of Seller and examine all title documents relating to the Available Lands, historical information and any other data used by Seller to establish its Net Development Costs including the audited and unaudited accounting and record books of Seller, it being understood that Buyer shall keep such information as is requested by Seller confidential except as required for the purposes of this Contract. Following Buyer's audit, Buyer and Seller shall use reasonable efforts to agree to a Sufficient Acquisition Price failing which the matter shall be determined pursuant to arbitration invoked with respect to the Report in accordance with Section 14.2. The Arbitrator shall consider and determine the Sufficient Acquisition Price based on the costs, exclusive of any return on monies invested, of Seller developing the Available Lands to satisfy a Deliverability Deficiency, together with any evidence adduced by the parties and relevant to the determination.


14.5 In the event that Seller cures a Reserve Deficiency or a Deliverability Deficiency (each a "Deficiency") for any given year prior to the expiration of the respective cure periods provided in Sections 14.3 and 14.4 (each, a "Cure Period"), Seller shall provide Buyer immediate written notice thereof, to be confirmed within 60 days by an additional Determination. Once the Cure Period for any contract year for which the Determination projects a Deficiency begins to run, the length of such Cure Period shall not be altered by any subsequent Determination.

14.6 In each contract year that Seller issues a Report, Buyer shall be entitled to elect by written notice to Seller, to be made within forty-five (45) days of the receipt by Buyer of a Report in such contract year, to review the contracts and other documents and technical information that are relevant to such Report. Upon receiving such notice, and subject to Seller's reasonable needs to

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maintain the confidentiality of any information,  Seller shall permit Buyer, its agents and advisors to conduct such review, provided that such review shall be completed within forty-five (45) days of the date on which Seller has made available such relevant contracts and documents.


14.7 14.7.a In the event that the Maximum Daily Quantity is reduced under this Contract, Buyer may arrange a substitute supply of gas or other fuel supplies equal to all or part of the portion of the Maximum Daily Quantity which is reduced.

     14.7.b. Buyer and Seller shall use their best efforts to secure all necessary regulatory approvals to implement delivery of any substitute gas supply by any third-party supplier or suppliers in the event the Maximum Daily Quantity is reduced for whatever reason pursuant to this Contract with the understanding that any provincial removal permit held by Seller and/or Buyer shall be sought to be utilized (by transfer, assignment or otherwise) as authorization of the removal and export by any third party supplier or suppliers of any substitute gas supplies. Buyer and Seller agree to use their best efforts to assist in accomplishing such transfer or assignment.

     14.7.c. Upon notice by Buyer to Seller that Buyer has arranged for a substitute gas supply, Seller shall assign or otherwise-make available to each third party supplier a corresponding quantity of firm capacity on the facilities of NOVA or other intraprovincial pipeline and, to the extent permitted by NOVA or such other intraprovincial pipeline, Seller's rights under its contract with NOVA or such other intraprovincial pipeline to the extent of the substitute gas supplies to be supplied by each third-party supplier.

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14.8 In the event that the Maximum  Daily  Quantity  is reduced  pursuant to any provision of this Contract and Buyer obtains a substitute gas supply pursuant to
Section 14.7 or other fuel supplies to operate Buyer's Plant, and provided that Seller's failure to cure the Deficiency is not excused pursuant to the provisions of Section 14.4, Seller shall indemnify Buyer for: (i) any and all costs and expenses reasonably incurred by Buyer in arranging, obtaining and using the substitute supply of gas or other fuel to the extent that such costs-and expenses exceed those which would have been incurred by Buyer had Seller delivered a quantity of gas equivalent to the substitute gas supply; and
(ii) any demand charges incurred by Buyer pursuant to its transportation contracts with TCPL and United States Transporter(s) to the extent that transportation under such contracts is not utilized by Buyer; provided, however, that Seller's liability pursuant to this Section 14.8 shall not exceed an amount equal to the product of the amount of the reduction in the Maximum Daily Quantity and the sum of the demand charges per 103m3 or other applicable units of measurement incurred by Buyer pursuant to its transportation contracts with TCPL and United States Transporter(s).


14.9 14.9.a. Seller and Buyer agree that not more frequently than once every contract year, at such time as (i) Seller has a Minimum Removal Permit and (ii) Buyer has an NEB export license for the sum of 3,681 106m3 (130 Bcf) as at November 1, 1992, less the amount of gas which Seller is permitted to have produced from Seller's Lands as of the date of such removal pursuant to this
Contract (i.e., Buyer's Daily Nomination plus Third Party Sales permitted pursuant to Section 13.5), and such NEB export license authorizes the sale and export from Canada of 424.9 103m3 (15,000 Mcf) per day for the unexpired term of this Contract, then Seller may remove from Seller's Lands as described in
Exhibit  A  any  lands  not   required  to  support  any   Canadian

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regulatory  authorizations  or approvals  required for the  performance  of this
Contract, including, but not limited to, the NEB export license and the AEUB removal permit; provided, however, that there shall have been a Determination pursuant to Section 14.2 setting forth the information required pursuant to
Section 14.9.b (in addition to any other information required to be included in a Determination); and provided, further, that the conditions of Sections 14.9.c and 14.9.d have been satisfied.


     14.9.b. If Seller proposes to remove from Seller's Lands any lands as described in Section 14.9.a, there must first have been a Determination which, in addition to any other information required to be included in a Determination,
(i) identifies the lands and reserves proposed to be removed pursuant to Section 14.9.a and the lands and reserves to remain dedicated to this Contract, (ii) establishes that deliverability from the remaining Seller's Reserves, tied-in and producing or in respect of which a letter of credit or letters of credit have been posted for the Tie-in Cost are sufficient for Seller to meet its Maximum Daily Quantity delivery obligations to Buyer hereunder for the then next five (5) full contract years of at least twelve (12) months; (iii) establishes that not less than 67% of the Seller's Reserves after the proposed removal are proven reserves and the remainder are probable reserves using NEB/AEUB standards; and (iv) demonstrates that Seller's Tie-in Cost for the remaining Seller's Reserves is not increased by the proposed removal.


     14.9.c. No removal of lands pursuant to this Section 14.9 shall be permitted until (i) any letter(s) of credit required in connection with the applicable Determination shall have been posted, (ii) all regulatory approvals necessary for the removal of the proposed lands from this

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Contract  and from any existing  permit  required  for the  performance  of this
Contract, including, but not limited to, the NEB export license and the AEUB removal permit, shall have been received, and such necessary regulatory approvals shall not adversely affect any existing permit required for the performance of this Contract, including, but not limited to, the NEB export license and the AEUB removal permit and (iii) the Cure Gas Amount, if any, has been satisfied in accordance with Section 22.3.


     14.9.d. Seller may not remove tied-in and producing Seller's Reserves pursuant to this Section 14.9 unless the remaining Seller's Reserves, tied-in and producing, are sufficient for Seller to maintain the Minimum Removal Permit.


     Buyer agrees to do such acts as are necessary to evidence Seller's removal of Lands completed in accordance with this Section 14.9.


14.10. In the event that, at any time, Buyer and Seller agree to remove lands from Seller's Lands and substitute additional different lands ("Reserve Substitution"), the parties shall use reasonable efforts to effect Reserve Substitution in a manner which provides Buyer with sufficient security that the Maximum Daily Quantity will be met for the remaining term of the Contract. In order to allow Buyer to assess a proposed substitution of reserves Seller shall provide Buyer with full information as may be requested by Buyer on the reserves to be added as a result of the Reserve Substitution. Buyer shall evaluate and determine whether the Reserve Substitution provides it with sufficient security of supply. In the event that Buyer and Seller cannot agree as to the Reserve Substitution the matter shall be determined by arbitration on the basis of providing Seller with the ability to produce up to the Maximum Daily Quantity from the Seller's Lands and

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provide Buyer with  assurance that the Maximum Daily Quantity shall be available for the remaining term of the Contract and on the basis that only lands of equivalent value will be substituted and, further, that seller's Reserves following any such Reserve substitution will meet the conditions of Sections 14.9.b.(ii)-(iv) (in each case, applying such conditions to the substitution rather than the removal of lands). Seller may not replace tied-in and producing Seller's Reserves pursuant to this Section 14.10 unless Seller's Reserves, tied-in and producing, following such Reserve Substitution, are sufficient to maintain the Minimum Removal Permit. Whether by agreement or by arbitration, the Reserve Substitution shall not take effect until both the AEUB and NEB have demonstrated to the satisfaction of Buyer that a removal permit and export license as required under this Contract shall remain in full force and effect notwithstanding the Reserve Substitution.


     Buyer agrees to do such acts as are necessary to evidence a Reserve Substitution completed in accordance with this Section 14.10.


14.11. 14.11.a. If a Report indicates a Deliverability Deficiency and Seller has not provided an Alternate Source Notice continuing in effect for the period covered by the Report or is not excused from its obligation to cure the Deliverability Deficiency pursuant to Section 14.4, Seller shall supply to Buyer an irrevocable letter of credit, with a term of not less than one calendar year, substantially in the form attached hereto as Exhibit D or otherwise satisfactory to Buyer. The letter of credit shall be transferable to the Collateral Agent or other agent of the bondholders under Buyer's Trust Indenture dated as of May 1, 1994, as amended from time to time. Buyer and Seller shall promptly take the necessary and appropriate actions to transfer to such agent any letter of

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credit  outstanding on the Effective Date which does not on its face provide for transfer to such agent. The letter of credit shall be issued by a financial institution whose long-term unsecured debt securities are rated A or better by Standard and Poor's Corporation or A or better by Dominion Bond Rating Service. Each letter of credit shall be in the amount of the Tie-in Cost (as set forth in the applicable Report) estimated by the independent reserve engineer for the additional lands and reserves necessary to cure the applicable Deliverability Deficiency; provided, however, that if Buyer does not accept such Report, the amount of the letter of credit shall be adjusted to equal the amount of the Tie-in Costs for the additional lands and reserves necessary to cure the Deliverability Deficiency as set forth in the Determination, which increase or decrease in the amount of the letter of credit shall be effected within ten business days of such Determination, unless Seller is not obligated to cure the Deliverability Deficiency pursuant to Section 14.4 with respect to the adjusted Tie-in Cost.

     Seller shall supply any required letter of credit within the later of (i) forty-five (45) days of delivery to Buyer of a Report and (ii) five (5) days of delivery to Seller of Buyer's response to such Report, unless Seller shall have sooner cured the applicable Deliverability Deficiency as evidenced by a Determination in accordance with Section 14.5. Seller agrees that (i) the posting of a letter of credit by the Seller in respect of a Deliverability Deficiency identified in a Report which is accepted by Buyer, and (ii) the adjustment by Seller of the amount of a posted letter of credit following a Determination in respect of the Tie-in Cost estimated by Seller in a Report which was not so accepted by Buyer shall in each case, but not otherwise, constitute Seller's conclusive acknowledgment that, with respect to the Deliverability Deficiency to which

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the letter of credit relates, the Sufficient  Acquisition Price for gas supplies and reserves required to cure such Deliverability Deficiency does not exceed the Price under this Contract.

     14.1l.b. Buyer shall have the right to draw upon the letter of credit to indemnify itself to the extent of the costs, expenses and charges recoverable by Buyer pursuant to Section 14.8 ("Costs of Cover") if Seller has not cured the Deliverability Deficiency, as evidenced by a Determination in accordance with
Section 14.5, required to be cured by the expiration of the Cure Period for such Deliverability Deficiency. Buyer shall promptly return to Seller any amounts drawn on said letter of credit in excess of the Costs of Cover.

     14.1l.c. Not less than thirty (30) days prior to the expiration of such letter of credit, Seller shall provide Buyer with written evidence of the renewal of such letter of credit. If Seller does not renew such letter of credit, or if Seller fails to provide evidence of the renewal of such letter of credit by the time required pursuant to the preceding sentence, and Seller has not previously cured the relevant Deliverability Deficiency as evidenced by a Determination in accordance with Section 14.5, Buyer shall be entitled to draw the full amount of such letter of credit prior to its expiration and to apply the proceeds of such a drawing to its Costs of Cover. Buyer shall promptly return to Seller any amounts drawn under a letter of credit in excess of the Costs of Cover.

     14.1l.d. Upon curing, in whole or in part, a Deliverability Deficiency, as evidenced by a Determination in accordance with Section 14.5, in respect of which a letter of credit has been posted, Seller shall be entitled, upon not less than ten business days' notice in writing to Buyer, to have the amount of the letter of credit reduced to the extent of the value of the cure so effected (if

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such cure is partial  only) and to  withdraw  the  letter of credit,  if the relevant Deliverability Deficiency has been completely cured.

14.12. Seller shall provide to Buyer monthly the information required by AEUB Form S-1, or any successor form, for the preceding month (the "Form S-1 Information") at the same time as Seller is required to provide such AEUB Form S-1 to the AEUB. If for any reason the AEUB ceases to require Seller to submit to the AEUB Form S-1 or any successor form, Seller shall nevertheless continue to provide to Buyer the Form S-1 Information by the fifteenth day of each month for the preceding month. If Seller does not provide Buyer with the Form S-1 Information when required, Buyer shall be entitled to take whatever actions are necessary to obtain such Form S-1 Information, including examining seller's original records upon which such Form S-1 Information is based if such Form S-1 Information is not publicly available from the AEUB in a timely fashion, and Seller shall reimburse Buyer for Buyer's costs and expenses in obtaining such Form S-1 Information.

14.13 Buyer shall provide to Seller, within thirty (30) days of Seller's written request, a written estimate of the number of hours which Buyer anticipates that the Plant will be dispatched on-line for the next following contract year. Buyer shall not be obligated to provide such estimate more frequently than once each contract year.


ARTICLE 15.  LIABILITIES AND LIMITATION OF LIABILITIES

15.1 If Seller fails to deliver the Daily Nominations pursuant to Article 5 hereof, and Seller's failure is not excused pursuant to the provisions of
Section 16.1,  Seller's sole liability to Buyer,  except as set forth in Section
15.2 and Section 15.3,  shall be liquidated  damages equal to the

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product of the volume of gas which  Seller  fails to deliver  and the sum of the demand charges per 103m3 (or other applicable units of measurement) incurred by Buyer pursuant to its transportation contracts with TCPL and United States Transporter(s); provided, however, that in case of the Maximum Daily Quantity becoming reduced pursuant to any provision of this Contract and Buyer obtaining a substitute gas supply pursuant to Section 14.7 or other fuel supplies to operate Buyer's Plant, and providing that Seller's failure to cure the Deficiency is not excused pursuant to Section 14.4, Seller's liability to Buyer shall be as set forth in Section 14.8.

15.2. If on any day Seller delivers more or less gas than Buyer requests, Seller and Buyer shall cooperate in making all reasonable efforts to mitigate the effect of same, provided, however, that in the event that Buyer, as a result of an over-delivery or under-delivery which can reasonably be considered to be the fault of Seller, is assessed by TCPL any penalty charges as set forth in the TCPL tariff governing the transportation of the gas sold hereunder, then all such penalty charges actually incurred by Buyer with respect to such imbalance shall be paid by Seller within fifteen (15) days after receipt of an invoice therefor from Buyer.

15.3. If Seller fails to deliver the Daily Nomination pursuant to Article 5 hereof and is not otherwise excused from the obligation to deliver thereunder or under any other term of this Contract, including force majeure, Seller agrees, insofar as may be permitted under Seller's firm transportation service contract with NOVA (the "NOVA Contract") and subject to the terms and conditions thereof and the receipt of all necessary approvals from Canadian Regulatory Authorities, to make available at Seller's cost, Seller's transportation rights under the NOVA Contract only for that portion of such transportation service from the Alberta Energy Company

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Station "C"  ("AECO-C")  to Empress  Stn.  No.  1958 known as NOVA Firm  Service
Delivery at Empress (excluding for greater certainty NOVA Firm Service Receipt) and only to the extent of any shortfall in delivery up to the Maximum Daily Quantity and only for the duration of such shortfall; provided that Buyer pays all the transportation commodity charges per 103m3 (or other applicable units of measurement) payable by Seller for all such transportation rights of Seller as well as any penalty charges as set forth in the NOVA tariff caused by an over-delivery or under-delivery which can reasonably be considered to be the fault of Buyer, and Seller shall pay all other costs and charges under the NOVA Contract. Seller shall take such actions as Buyer may reasonably require to take service under the NOVA Contract as contemplated hereunder (including, e.g., nominating service thereunder as requested by Buyer). Seller covenants and agrees to maintain in effect a firm transportation service contract with NOVA for delivery of the Maximum Daily Quantity to the Delivery Point for the primary term of this Contract.


ARTICLE 16.  FORCE MAJEURE

16.1 Neither Buyer nor Seller shall be liable in damages to the other for any act, omission or circumstances occasioned by or in consequence of any event constituting force majeure and the obligations of Seller and Buyer then existing hereunder shall be excused during the period thereof to the extent affected by such event of force majeure. The term "force majeure" shall mean any cause, whether of the kind enumerated below or otherwise, and whether caused or occasioned by or happening on account of the act or omission of one of the parties hereto which affects obligations hereunder not within the control of the party claiming excuse and which by the exercise of due diligence such party is unable to prevent or overcome, including but not limited to acts of God, strikes, lockouts, acts of the public enemy, criminal acts of trespassers, wars,

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blockades,  insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of rulers and peoples, civil disturbances, explosions, breakages or accident to machinery or lines of pipe, line freezeups, curtailments or prorationing by NOVA of firm service contracts, temporary inability of TCPL due to an event of "force majeure" to receive gas for Buyer's account, unscheduled outages which result in the temporary inability of Buyer's Plant to utilize any portion of the Maximum Daily Quantity, and the binding order or any court or governmental authority which has been resisted in good faith by all reasonable legal means. A failure to settle or prevent any strike or other controversy with employees or with anyone purporting or seeking to represent employees shall not be considered to be a matter within the control of the party claiming excuse. Under no circumstances will lack of finances be construed to constitute force majeure.

16.2. Such causes or contingencies affecting the performance of this contract by either party, however, shall not relieve it of liability in the event of its concurring negligence or in the event of its failure to use due diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch, nor shall causes or contingencies affecting the performance of this Contract relieve either party from its obligations to make payments of amounts then due hereunder nor shall such causes or contingencies relieve either party of liability unless such party shall give notice and full particulars of the same in writing or by telex to the other party as soon as possible after the occurrence relied on.


16.3. In the event, as a result of force majeure, NOVA is rendered unable, wholly or in part, to deliver to TCPL for Buyer's account the Maximum Daily Quantity provided for herein on any day,

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then Seller shall use  reasonable  efforts to meet the Daily  Nomination  at the
Delivery Point; provided, however, that Seller shall not be obligated to curtail firm customers in order to meet its reasonable efforts obligation.

16.4. Seller's obligation to sell and Buyer's right to purchase gas hereunder shall be suspended during the effectiveness or any governmental action which results in the interruption of deliveries or which prevents, totally or partially, the exportation of gas from Canada, the importation of gas into the United States by Buyer, or transportation of gas by TCPL and United States Transporter for Buyer; provided, however, that where the exportation, importation, use or transportation is only partially prevented by the governmental action, Seller's and Buyer's obligations and rights hereunder shall be suspended only to the extent prevented by such governmental action.


ARTICLE 17.  LAWS AND REGULATORY BODIES

17.1 This Contract and the rights and obligations of the parties hereunder are subject to all applicable present and future laws, rules, regulations and orders of any regulatory or legislative body or other duly constituted authority having jurisdiction over Seller or Buyer.


ARTICLE 18.  TRANSFER AND ASSIGNMENT

18.1 Any company which shall succeed by purchase, merger, or consolidation of the properties, substantially as an entirety, of Buyer or of Seller, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Contract. Seller may, without relieving itself of its obligations under this Contract, assign any of its rights and obligations hereunder to a corporation with which it is affiliated at the time of such assignment.

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Otherwise no assignment  of this  Contract or any of its rights and  obligations hereunder shall be made by Seller without the written consent of Buyer first obtained which consent shall not be unreasonably withheld. Buyer may, without relieving itself of its obligations under this Contract, assign any of its rights and obligations hereunder to a corporation with which it is affiliated at the time of such assignment. Otherwise no assignment of this Contract or any of its rights or obligations hereunder shall be made by Buyer without the written consent of Seller first obtained which consent shall not be unreasonably withheld. It is agreed, however, that the provisions of this Article 18 shall not in any way prevent either party to this Contract from pledging or mortgaging its rights hereunder as security for its indebtedness. In the event that a person(s) with a security interest in this Contract succeeds to the rights of a party by foreclosure or otherwise, the other party shall accord such successor the same rights as its predecessor hereunder. This Contract shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.


ARTICLE 19.  MISCELLANEOUS PROVISIONS


19.1 No waiver by Buyer or Seller of any default of the other under this Contract shall operate as a waiver of a future default whether of a like or different character.

19.2. The headings used throughout this Contract are inserted for reference purposes only, and are to be considered or taken into account in construing the terms or provisions of any Article or Section hereof nor to be deemed in any way to qualify, modify or explain the effect of any such provisions or terms.

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19.3. Every notice,  statement or bill provided for in this Contract shall be in writing directed to the party to whom given, made or delivered at such party's address as follows:


          SELLER:               Paramount  Resources  Ltd.
                                4000, 350 - 7th Avenue,S.W.
                                Calgary, Alberta
                                Canada, T2P 3W5



          BUYER:                Selkirk Cogen Partners, L.P.
                                c/o U.S. Generating Company
                                7500 Old Georgetown Road
                                Bethesda, Maryland 20814
                                Attn:  Fuel Services


                                Selkirk Cogen Partners, L.P.
          with a copy to:       c/o U.S. Generating Company
                                One Bowdoin Square
                                Boston, Massachusetts  02114
                                Attn:  Legal Group


     Either party may change its address from time to time by giving written notice of such change to the other party. Any notice, statement or bill or other document made, given or delivered hereunder by mail shall be deemed to have been effectively delivered to the addressee thereof at the end of the third (3rd) business day after the date of mailing by prepaid registered mail in the United States mail or Canadian mail; provided; that, at any time when there is a strike affecting delivery of either United States mail or Canadian mail, all such deliveries shall be made by hand or by telex. If any such notice, statement, bill or other document is delivered by hand or by telex to an officer of the addressee, it shall be deemed to have been received by the addressee as soon as such delivery or transmission has been made to said officer.

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     It  is  expressly  understood  and  agreed,   however,  that  the  notices,
statements and bills referred to in this Contract hereof shall first be delivered by telex, telecopier or the similar means, in accordance with the dates and time provided in the applicable provisions of this Contract, and shall be mailed as soon as practicable thereafter.

19.4 This Contract shall be construed in accordance with the laws of the Province of Alberta.

19.5. This Contract amends and restates the Original Gas Purchase Contract effective the Effective Date.

19.6. The rights and remedies of Buyer and Seller under this Contract are cumulative and in addition to any other rights and remedies that Buyer and Seller may have at law or in equity.

19.7. The liabilities of Buyer and Seller for breach of any covenants, representations or warranties and the obligations of Buyer and Seller under any indemnity contained in this Contract shall survive termination of this Contract except as otherwise expressly provided.

19.8. Notwithstanding any provision of this Contract, nothing herein shall be construed as prohibiting Buyer from utilizing any gas purchased from Seller for any other lawful purpose.

19.9. Pursuant to the Original Gas Purchase Contract, Seller has executed and delivered to TCPL a Guarantee, a copy of which is appended as Exhibit "B" hereto, and Buyer has executed and delivered to Seller an Indemnity, a copy of which is appended as Exhibit "C" hereto, which Guarantee and Indemnity, each as amended, shall continue in full force and effect, as and from the Effective Date.

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ARTICLE 20.  ARBITRATION


20.1 In the event that either party has the right to require a matter to be submitted to arbitration pursuant to this contract the arbitration shall be conducted in accordance with the UNCITRAL Arbitration Rules pursuant to the British Columbia International Commercial Arbitration Act.

20.2. The arbitrators selected to act hereunder shall be qualified by education and training to pass up on the particular question in dispute, and shall be disinterested persons. Therefore, it is agreed that if an engineering question is involved, qualified engineers shall be appointed, and similar procedure will be followed in connection with other questions.

20.3. The arbitrators so chosen (the "Board") shall proceed immediately to hear and determine the question or questions in dispute. The decision of the arbitrators, or a majority of them, shall be made within forty-five (45) days after appointment of the single arbitrator or third arbitrator, as the case may be, subject to any reasonable delay due to unforeseen circumstances.

20.4. The decision of the arbitrator or arbitrators shall be in writing and signed by the arbitrator or arbitrators and shall be final and binding upon the parties as the question or questions submitted for determination. It is the intention of the parties that such decision shall not be subject to court review; however, such decision shall be enforceable through judicial proceedings. The written decision of the Board of a majority thereof may be issued with or without an opinion. If any party requests a written opinion with regard to a decision, one shall be issued expeditiously, but its issuance shall not delay compliance with and implementation of the Board's or majority's decision.

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20.5.  Pending  the  outcome  of any  such  arbitration,  the  terms  in  effect immediately prior to such arbitration  shall remain in effect.  Any modification
approved  by  the  Board  shall  be  effective   prospectively  only,  and  such
modification shall become effective on the first day of the month following the decision of the arbitrator or arbitrators, subject, however, to the next two sentences hereof. Actions taken pursuant to this Article 20 shall be subject to the receipt of all governmental and regulatory approvals required to make such
actions  effective  without   modifications   (unless  such   modifications  are
acceptable to both parties); the parties shall promptly apply for such approvals.

20.6. Each party shall bear the cost of the arbitrator appointed by it and both parties agree to share equally all costs and expenses of the third arbitrator and all common costs.


ARTICLE 21.  NONRECOURSE OBLIGATION OF JOINT VENTURE


21.1 Seller  acknowledges  and agrees that: (a) Buyer is a Limited  Partnership;
(b) Seller shall have no recourse against any participant in Buyer with respect to the obligations of Buyer and its sole recourse shall be against the Limited Partnership assets, irrespective of any failure to comply with applicable law or any provisions of this Contract; (c) no claim shall be made against any participant in Buyer in connection with the obligations of Buyer under this Contract, except that the participants may be joined as nominal parties for the purpose of enforcing Seller's rights hereunder; (d) Seller shall have no right to any claim in respect of Buyer not yet due and owing; and (e) this representation is made expressly for the benefit of the participants in Buyer.

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ARTICLE 22.  MATERIAL BREACH; REMEDIES

22.1 If Seller fails to deliver a Report when due pursuant to Section 14.1, Buyer may withhold all or any part of the Sum (as defined in Section 8.1), and no interest shall accrue thereon, until such time as Seller has delivered the overdue Report. Seller shall continue to perform its obligations under this Contract during any period in which Buyer is withholding all or any part of the Sum as provided in the preceding sentence.

22.2. Each of the following events shall constitute a "material breach" by Seller of this Contract: (a) the failure to obtain and maintain a Minimum Removal Permit as required by Section 6.3.a, subject to the cure provisions contained therein; (b) Third Party Sales and/or Excess Third Party Sales not permitted pursuant to Sections 13.5.a. or 13.5.b. respectively; (c) Seller's failure to cure a Deficiency as required pursuant to Article 14 of this Contract; and (d) Seller's failure to post, maintain, or renew a letter of credit as required pursuant to Section 14.11 (a "Letter of Credit Default"), subject to Section 22.4.

     Upon a material breach as set forth in the preceding sentence, Seller and Buyer agree that, notwithstanding any other provision of this Contract, Buyer shall have the following rights and remedies, which rights and remedies are cumulative and not exclusive of any rights or remedies which Buyer may otherwise have under this Contract or at law or in equity (unless otherwise specifically stated herein):

     22.2.a. Buyer may terminate this Contract upon thirty (30) days written notice to Seller. Upon termination of this Contract, Buyer shall have the gas substitution rights set forth in Section 14.7 and Seller shall have the obligations set forth in Section 14.8. Seller shall indemnify

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Buyer, by means of a lump sum payment made within 180 days of the termination of this Contract,  for the costs,  expenses and charges  recoverable by Buyer under
Section 14.8.

     22.2.b. Buyer may reduce the Maximum Daily Quantity to any amount including zero and Buyer shall have the gas substitution rights set forth in Section 14.7 of this Contract and Seller shall have the obligations set forth in Section
14.8. Buyer shall give Seller written notice of any such reduction in the Maximum Daily Quantity and the effective date of such reduction, such date to be no earlier than the first (1st) day after the expiration of the Cure Period or the thirtieth (30th) day after the date of Buyer's notice, whichever is later. Upon Buyer's exercise of its right under this Section 22.2.b, Buyer shall have no further remedies for the material breach which gave rise to such reduction in the Maximum Daily Quantity, unless such material breach continues after the date of the notice of the reduction of the Maximum Daily Quantity pursuant hereto.

     22.2.c. Seller shall not make any Third Party Sales without the prior written consent of Buyer, unless this Contract provides for a cure of the material breach and Seller has cured such breach in the manner required by this Contract.

     22.2.d. Buyer may unilaterally take such action before any United States or Canadian Regulatory Authority as Buyer shall deem necessary or appropriate to secure the full performance of this Contract or to change, alter or vary any application, permit or license issued in connection with the gas to be delivered under this Contract; provided, however, that Seller does not hereby waive any right to contest such action.

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     22.2.e.  Seller shall not remove any portion of Seller's  Lands pursuant to
Section 14.9, unless this Contract provides for a cure of the material breach and Seller has cured such breach in the manner required by this Contract.


22.3 Buyer shall provide Seller with fifteen (15) days advance written notice prior to its exercise of any of the aforementioned remedies upon a Letter of Credit Default and, upon Seller's delivery of a letter of credit which satisfies the requirements of Section 14.11 of this Contract within the said fifteen (15) days, such Letter of Credit Default shall be deemed to be cured.

22.4. The events identified in Section 22.2 as material breaches are not the exclusive events which may constitute a material breach under this Contract. Upon the occurrence of a material breach not identified in section 22.2 or upon the occurrence of any other breach of this Contract, and except as is otherwise provided in this contract the non-breaching party shall be entitled to exercise all rights and remedies it may have at law or in equity and no single or partial exercise of any right or remedy shall preclude any other or further exercise of any right or remedy at law or in equity. The respective liabilities of Buyer and Seller hereunder for breach of any covenants, representations or warranties and the respective obligations of Buyer and Seller under any indemnity herein contained, including any payments required pursuant to Section 8.3 and Section 22.7, shall survive termination of this Agreement, except as otherwise herein expressly provided.


22.5. A party may withhold payments due the other party under this Contract to offset damages, costs and expenses reasonably incurred by the withholding party as a result of a material breach of this Contract by such other party.

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22.6. Any party which is found pursuant to a final judicial  determination to be in breach of its obligations under this Contract shall be liable to the other party for all costs and expenses, including reasonable attorneys fees in respect of such breach, incurred by the non-breaching party in enforcing its rights under this Contract.

22.7. No failure or delay on the part of a party in exercising any right hereunder and no course of dealing between the parties which does not constitute an agreement in writing between the parties shall operate as a waiver thereof. No waiver by a party of any breach or default of the other party under this Contract shall operate as a waiver of a future default whether of a like or different character.







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     IN WITNESS  WHEREOF the parties  hereto have caused this Second Amended and
Restated Gas Purchase Contract to be executed in duplicates and have caused their corporate seal to be hereunto affixed, attested by the hands of their proper officers duly authorized in that behalf as of the day and year first above written.



                                      SELKIRK COGEN PARTNERS, L.P.

                                      By:  JMC SELKIRK, INC.
                                           Managing General Partner


                                      By:  /s/ George J. Grunbeck
                                           -----------------------------------
                                           Name:  George J. Grunbeck
                                           Title: Vice President



                                      PARAMOUNT RESOURCES LTD.




                                      Per:  /s/ James H. T. Riddell
                                            ----------------------------------
                                            Name:  James H. T. Riddell
                                            Title: Corporate Operating Officer



                                      Per:  /s/ Laurel A. Friesen
                                            ----------------------------------
                                            Name:  Laurel A. Friesen
                                            Title: Assistant Corporate Secretary




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